EXHIBIT 3.1

AUTOBYTEL.COM INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Autobytel.com inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies under penalty of perjury under the laws of the State of Delaware as follows:

FIRST: That this Corporation was originally incorporated on May 17, 1996 under the name of Auto-By-Tel Corporation, pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

SECOND: That pursuant to Section 141 and 242 of the Delaware General Corporation Law, the Board of Directors has duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on April 16, 1998, as amended on July 22, 1998, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders.

THIRD: That pursuant to Section 228 and 242 of the Delaware General Corporation Law, the changes to be effected by this Fifth Amended and Restated Certificate of Incorporation have been duly approved by the holders of the requisite number of shares of this Corporation.

FOURTH: That pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Fifth Amended and Restated Certificate of Incorporation restates and amends the provisions of this Corporation's Amended and Restated Certificate of Incorporation.

FIFTH: That the text of the Amended and Restated Certificate of Incorporation is hereby restated and amended in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been signed this 14th day of December, 1998.

AUTOBYTEL.COM INC.

By:	/s/ Mark W. Lorimer
Title:	President

ATTEST:

By:	/s/ Craig S. Frost
Title:	Secretary

Exhibit A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOBYTEL.COM INC.

A Delaware Corporation

ARTICLE I

The name of the corporation is autobytel.com inc. (the “Corporation”).

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is sixty-one million four hundred forty-five thousand one hundred eighty-seven (61,445,187). The number of shares of Preferred Stock authorized to be issued is eleven million four hundred forty-five thousand one hundred eighty-seven (11,445,187), par value $0.001 per share, one million five hundred thousand (1,500,000) of which have been designated Series A Preferred Stock (the “Series A Preferred Stock”), nine hundred sixty-seven thousand nine hundred fifteen (967,915) of which have been designated Series B Preferred Stock (the “Series B Preferred Stock”), six million nine hundred seventy-seven thousand two hundred seventy-two (6,977,272) of which have been designated Series C Preferred Stock (the “Series C Preferred Stock”) and two million (2,000,000) of which shall be undesignated. The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be hereinafter referred to collectively as the "Preferred Stock." The number of shares of Common Stock authorized to be issued is fifty million (50,000,000), par value $0.001 per share.

B. Rights, Preferences and Restrictions of the Preferred Stock.

The undesignated shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

Section 1. Dividends.

(a) The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, payable in preference and priority to any declaration or payment of any dividend on the Series A Preferred Stock, Series B Preferred Stock or Common Stock of the Corporation, dividends in cash at an annual rate of $0.80 per share of Series C Preferred Stock. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, payable in preference and priority to any declaration or payment of any dividend on the Series B Preferred Stock or Common Stock of the Corporation, dividends in cash at an annual rate of $0.80 per share of Series A Preferred Stock. The holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, payable in preference and priority to any declaration or payment of any dividend on the Common Stock of the Corporation, dividends in cash at an annual rate of $0.80 per share of Series B Preferred Stock. The right to such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year. No dividend or other distribution shall be made with respect to the Series B Preferred Stock in any fiscal year until full dividends at the rate set forth in this Section 1(a) have been paid on the Series C Preferred Stock and Series A Preferred Stock. No dividend or other distribution shall be made with respect to the Series A Preferred Stock in any fiscal year until full dividends at the rate set forth in this Section 1(a) have been paid on the Series C Preferred Stock. No dividend or other distribution shall be made with respect to the Common Stock in any fiscal year until full dividends at the rate set forth in this Section 1(a) have been paid on the Preferred Stock.

(b) Definition of Distribution. For purposes of this Section 1, unless the context otherwise requires, a “distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases at cost of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

Section 2. Liquidation Preference.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock or Common Stock, an amount equal to $8.80 per share for each share of Series C Preferred Stock then held by them (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends effected with respect to such shares after the Original Issue Date) plus all declared but unpaid dividends, if any (the “Series C Liquidation Preference”); provided that upon the occurrence of any event described in Section 2(e) below, the holders of Series C Preferred Stock shall be entitled to receive, at their option, either the Series C Liquidation Preference described above or the consideration, if any, which would be payable to such holders as if they had converted their shares of Series C Preferred Stock into Common Stock immediately prior to such event. If the assets and funds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock then held by them.

(b) After payment has been made to the holders of Series C Preferred Stock of the full amounts to which they shall be entitled as set forth in subparagraph (a) of this Section 2, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series B Preferred Stock or Common Stock, an amount equal to $10.00 per share for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends effected with respect to such shares after the Original Issue Date) plus all declared but unpaid dividends, if any (the “Series A Liquidation Preference”); provided that upon the occurrence of any event described in Section 2(e) below, the holders of Series A Preferred Stock shall be entitled to receive, at their option, either the Series A Liquidation Preference described above or the consideration, if any, which would be payable to such holders as if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to such event.

If the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and surplus funds of the Corporation legally available for distribution to the holders of Series A Preferred Stock shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them.

(c) After payment has been made to the holders of Series C Preferred Stock and Series A Preferred Stock of the full amounts to which they shall be entitled as set forth in subparagraphs (a) and (b) of this Section 2, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount equal to $9.35 per share for each share of Series B Preferred Stock then held by them (as adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends effected with respect to such shares after the Original Issue Date) plus all declared but unpaid dividends, if any (the “Series B Liquidation Preference”); provided that upon the occurrence of any event described in Section 2(e) below, the holders of Series B Preferred Stock shall be entitled to receive, at their option, either the Series B Liquidation Preference described above or the consideration, if any, which would be payable to such holders as if they had converted their shares of Series B Preferred Stock into Common Stock immediately prior to such event. If the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and surplus funds of the Corporation legally available for distribution to the holders of Series B Preferred Stock shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by them.

(d) After payment has been made to the holders of Preferred Stock of the full amounts to which they shall be entitled as set forth in subparagraphs (a), (b) and (c) of this Section 2, then the entire remaining assets and surplus funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock based upon the number of shares of Common Stock then held by them.

(e) A merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger and in which the stockholders of the Corporation do not own at least 50% of the voting power of the surviving corporation after the consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

Section 3. Conversion. The holders of the Preferred Stock shall have conversion rights (the “Conversion Rights”) as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.00 in the case of the Series A Preferred Stock, $9.35 in the case of the Series B Preferred Stock, or $8.80 in the case of the Series C Preferred Stock by the Conversion Price, determined as hereinafter provided, in effect for such series of Preferred Stock at the time of conversion. The initial Conversion Price per share shall be $9.00 for the Series A Preferred Stock, $10.36 for the Series B Preferred Stock and $13.20 for the Series C Preferred Stock. The Conversion Price per share of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment as hereinafter provided. Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid in cash, to the extent legally permitted and in accordance with Section 4(B)(1)(a) hereof.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall, with notice to the holders thereof delivered promptly thereafter, automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect upon the earlier of (A) the date upon which this Corporation obtains the consent of the holders of two-thirds of the then outstanding shares of Preferred Stock, voting together as a single class, (B) (1) in the case of Series A Preferred Stock, the date on which fewer than 300,000 shares of Series A Preferred Stock (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends effected with respect to such shares after the Original Issue Date) remain outstanding, (2) in the case of Series B Preferred Stock, the date on which fewer than 200,000 shares of Series B Preferred Stock (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends effected with respect to such shares after the Original Issue Date) remain outstanding, (3) in the case of Series C Preferred Stock, the date on which fewer than 250,000 shares of Series C Preferred Stock (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends effected with respect to such shares after the Original Issue Date) remain outstanding, or (C) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (before deduction of underwriter discounts and commissions and offering expenses) of not less than $13.50 per share (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends effected with respect to such shares after the date of the filing of this Certificate of Incorporation) and an aggregate offering price to the public of not less than $30,000,000 (the “Initial Public Offering”).

(ii) In the event of the automatic conversion of the Preferred Stock as set forth in Section 3(b)(i)(C) above, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current fair value of the Common Stock, as determined in good faith by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 3(b)(i), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the record date for such conversion, which shall not be earlier than the date notice of conversion is received by holders, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price for Stock Splits, Distributions and Recapitalizations.

(i) Stock Splits, Subdivisions, Dividends and Distributions. In the event this Corporation should at any time or from time to time after the Original Issue

Date (as defined below), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price in effect for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii) Combinations. If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price in effect for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii) Other Distributions. In the event this Corporation shall at any time or from time to time after the Original Issue Date, fix a record date for the determination of holders of Common Stock entitled to receive a distribution payable in securities of the Corporation or other persons, evidences of indebtedness issued by this Corporation or other persons, assets or options or rights not referred to in Section 3(d)(i), then, in each such case for the purpose of this Section 3(d)(iii), the holders of shares of Preferred Stock shall, as of such record date, be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of such record date.

(iv) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock whereby the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by reorganization, reclassification or otherwise, (other than a subdivision, dividend, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Preferred Stock the number of shares of stock or other securities or property of the Corporation which a holder of Common Stock deliverable upon conversion would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect for each series of Preferred Stock and the number of shares issuable upon conversion of shares of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(e) Adjustments to Conversion Price. Subject to the terms of Section 6 hereof, the Conversion Price in effect from time to time for each series of Preferred Stock shall be subject to adjustment in certain cases as follows:

(i) Special Definitions. For purposes of this Section 3, the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which the first share of such series of Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(1) upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(2) up to a maximum of 3,333,333 shares (as appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends effected with respect to such shares after the date of the filing of this Certificate of Incorporation) to officers, directors or employees of, or consultants to, the Corporation (other than Peter Ellis or John Bedrosian) pursuant to a stock grant, stock option plan or stock purchase plan or other stock incentive agreement or arrangement approved by the Board of Directors;

(3) as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(4) in connection with any transaction for which adjustment is made pursuant to Section 3(d) hereof;

(5) upon the exercise of warrants granted incidental to a bona fide commercial transaction (unless the grant of such warrant is opposed by the holders of more than two-thirds of the Preferred Stock, voting together as a single class, following notice from the Corporation to the holders of Preferred Stock to be delivered to such holders at least ten (10) business days prior to such grant; provided further that no notice need be given and the holders of the Preferred Stock shall not have the right to object to the issuance of warrants to purchase up to a maximum of 3,333 shares so long as they are granted incidental to a bona fide commercial transaction and approved by the Board of Directors); and

(6) any shares of Common Stock issued, issuable or, pursuant to Section 3(e)(iii), deemed to be issued, if the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock and Series C Preferred Stock, voting together as a class, agree in writing that such shares shall not constitute Additional Shares of Common.

(ii) No Adjustment of Conversion Price. Subject to the terms of Section 6 hereof, no adjustment in the Conversion Price for each series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price for such series in effect on the date of, and immediately prior to, such issue.

(iii) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number, including provisions designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(e)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(A) no further adjustment in the Conversion Price for a series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time, by reason of antidilution provisions or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect an appropriate increase or decrease reflecting such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock;

(C) upon the expiration or cancellation of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration or cancellation, be recomputed as if:

1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the applicable Conversion Price on the original adjustment date, or (2) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(e)(iii)) for a consideration per share less than the Conversion Price for a particular series of Preferred Stock in effect on the date of, and immediately prior to, such issue, then and in such event, the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided, that, for the purposes of this Section 3(e)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities or Preferred Stock shall be deemed to be outstanding; and, further provided, that immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(e)(iii), such Additional Shares of Common shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 3(e), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(A) Such consideration shall:

1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith in the exercise of reasonable business judgment by the Board of Directors of the Corporation; and

3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities.

1) The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(e)(iii) shall be the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration, including any provisions designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

2) The number of Additional Shares of Common deemed to have been issued pursuant to Section 3(e)(iii) hereof shall be the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number, including any provisions designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price in effect for a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

Section 4. Redemption. The Preferred Stock shall not be redeemable.

Section 5. Voting Rights.

(a) General. Except as otherwise required by law or as set forth herein, each holder of shares of Preferred Stock shall be entitled to vote in all matters for which shareholders are entitled to vote, that number of votes equal to the whole number of shares of the Corporation's Common Stock issued or issuable upon the conversion of such holder's shares of Preferred Stock immediately after the close of business on the record date fixed for a shareholder meeting or the effective date of such written consent.

(b) Board of Directors. The authorized number of directors of the Corporation shall be set forth in the Bylaws of the Corporation and may be increased or decreased by an amendment to such Bylaws in accordance with their provisions. As long as 600,000 or more of the shares (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends effected with respect to such shares after the Original Issue Date) of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect one (1) director of the Corporation at each annual election of directors (and to fill any vacancies with respect thereto); provided that if the authorized number of directors is increased to greater than five (5) members, the holders of shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors at each annual election of directors (and to fill any vacancies with respect thereto).

Section 6. Covenants. In addition to any other rights provided by law, so long as at least an aggregate of 600,000 shares of Preferred Stock are outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of two-thirds of the outstanding shares of the Preferred Stock, voting as a single class:

(a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock in an adverse manner;

(b) increase the number of directors to greater than ten (10) members;

(c) increase the number of authorized shares of any series of Preferred Stock;

(d) sell any shares for consideration other than cash or the forgiveness of debt;

(e) authorize any new shares or reclassify any Common Stock into shares of any class of stock having any preference or priority as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or rights otherwise superior to or on a parity with any such preference or priority of any series of outstanding Preferred Stock;

(f) sell or otherwise dispose of all or substantially all of the assets or business of the Corporation;

(g) effect a consolidation, reorganization or merger (including, without limitation, the issuance of any shares of stock, or rights to acquire shares of stock, which would result in the stockholders of the Corporation immediately prior to such issuance owning less than two-thirds of the voting power of the Corporation on a fully diluted basis after such issuance) of the Corporation with or into any other corporation;

(h) declare or pay any dividends, in cash or otherwise, or make any distributions to its shareholders, or purchase, redeem or otherwise acquire any of its outstanding capital stock, or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of its capital stock;

(i) purchase, acquire or agree to purchase or acquire or invest in the business, property or assets of, or any securities of, any other company or business, except that the Corporation may (A) invest its excess cash in Cash Equivalents and (B) make such purchase, acquisition or investment with respect to a wholly-owned subsidiary of the Corporation to the extent otherwise permitted hereunder;

(j) create, assume, incur, issue, guarantee or otherwise become directly or indirectly liable in respect of any Indebtedness;

(k) sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate other than in the ordinary course of business.

For purposes of this Section 6:

1) the term “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit or Eurodollar time deposits having maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of “B” or better, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications described in clause (ii) above, and (iv) commercial paper of any person that is not a subsidiary or an Affiliate of the Corporation having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, and maturing within six months after the date of acquisition;

2) the term “Indebtedness” means, with respect to any person or entity, calculated without duplication, any indebtedness of such person or entity, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property, or guarantees of any of the foregoing, except any such balance that constitutes an accrued expense or trade payable to the extent that any such accrued expense or trade payable is not more than 90 days overdue or is otherwise being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; and

3) the term “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with, such person or entity (for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by agreement or otherwise); provided that no holder of Preferred Stock (or Common Stock issued upon conversion thereof) shall be deemed to be an Affiliate.

Notwithstanding the foregoing, the Corporation may undertake an initial public offering unless the initial public offering is opposed in writing by the holders of two-thirds of the Preferred Stock, voting as a single class, following notice to such holders at least 30 days prior to the filing of a registration statement with the Securities and Exchange Commission relating to such initial public offering. In addition, in connection with any such initial public offering, unless the holders of two-thirds of the Preferred Stock shall have opposed such initial public offering as aforesaid, the holders of the Preferred Stock shall not have a separate vote as a single class with respect to amendments to the Certificate of Incorporation in connection with such initial public offering to increase the authorized Common Stock, create a class of undesignated Preferred Stock, or effect a stock split, which amendments are proposed in connection with such initial public offering.

Notwithstanding any other provision herein, the requirement of the approval of the holders of two-thirds of the holders of Preferred Stock in this Section 6 shall not be amended or modified without the unanimous approval of the holders of Preferred Stock.

Section 7. Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 8. Status of Converted or Redeemed Stock. In the event any shares of Preferred Stock shall be redeemed or converted, the shares so converted or redeemed shall be canceled and shall not have the status of authorized but unissued shares of Preferred Stock and shall not be issuable by the Corporation and the Certificate of Incorporation of this Corporation shall be amended to effect the corresponding reduction in the Corporation’s capital stock.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

(A) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (1) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (2) shall be liable by reason that, in addition to any and all other requirements for liability, he:

(i) shall have breached his duty of loyalty to the Corporation or its stockholders;

(ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

(iv) shall have derived an improper personal benefit.

If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(C) Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX.

(D) The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(E) Neither the amendment nor repeal of this Article IX, paragraph (B), (C) or (D), nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article IX, paragraph (B), (C) or (D), shall eliminate or reduce the effect of this Article IX, paragraphs (B), (C) or (D), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX, paragraph (B), (C) or (D), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE X

At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

Effective upon the Initial Public Offering (as defined in Article IV Section 3(b)(i) above), the stockholders of the Corporation may not take action by written consent without a meeting but must take such action at a duly called annual or special meeting of stockholders.

ARTICLE XIII

Subject to the limitations set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.”

CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOBYTEL.COM INC.

A Delaware Corporation

Autobytel.com inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies under penalty of perjury under the laws of the State of Delaware as follows:

FIRST: That this Corporation was originally incorporated on May 17, 1996 under the name of Auto-By-Tel Corporation, pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

SECOND: That pursuant to Sections 141 and 242 of the Delaware General Corporation Law, the Board of Directors of this Corporation has duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 14, 1998, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders.

THIRD: That pursuant to Sections 228 and 242 of the Delaware General Corporation Law, the changes to be effected by this Amendment to the Fifth Amended and Restated Certificate of Incorporation have been duly approved by the holders of the requisite number of shares of this Corporation.

FOURTH: That pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amendment to the Fifth Amended and Restated Certificate of Incorporation amends the Fifth Amended and Restated Certificate of Incorporation of the Corporation as follows:

The following sentence shall be added to the end of Section 3(b)(ii) of Article IV, B:

“In addition, immediately prior to the closing of an underwritten public offering as described in Section 3(b)(i)(C) above, all designated but unissued shares of Series C Preferred Stock shall be retired and restored to the status of authorized, undesignated and unissued shares of Preferred Stock.”

Section 8 of Article IV, B shall be deleted and inserted therefor shall be the following provisions:

“Section 8. Status of Converted or Redeemed Preferred Stock. In the event all shares of any class or series of Preferred Stock shall be redeemed or converted including, without limitation, in connection with an underwritten public offering as described in Section 3(b)(i)(C) of Article IV, B hereof, the shares so converted or redeemed shall be deemed to be retired and shall resume the status of authorized, undesignated and unissued shares of Preferred Stock.”

The second sentence of Section 3 of Article IV, B shall be amended and restated to read as follows:

“The initial Conversion Price per share shall be $9.00 for the Series A Preferred Stock, $10.37 for the Series B Preferred Stock and $13.20 for the Series C Preferred Stock.”

Article VII shall be amended by adding the following provisions thereto:

“Effective upon the consummation of an underwritten public offering as described in Section 3(b)(i)(C) of Article IV, B hereof, the terms of office of the Board of Directors will be divided into three classes: the Class I term will expire at the annual meeting of stockholders to be held in 1999; the Class II term will expire at the annual meeting of stockholders to be held in 2000; and the Class III term will expire at the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The directorships will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.”

IN WITNESS WHEREOF, this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation has been signed this 1st day of March, 1999.

AUTOBYTEL.COM INC.

By:	/s/ Mark W. Lorimer
Name:	Mark W. Lorimer
Title:	President and CEO

ATTEST:

By:	/s/ Craig S. Frost
Name:	Craig S. Frost
Title:	Secretary

SECOND CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOBYTEL.COM INC.

A Delaware Corporation

Autobytel.com inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies under penalty of perjury under the laws of the State of Delaware as follows:

FIRST: That this Corporation was originally incorporated on May 17, 1996 under the name of Auto-By-Tel Corporation, pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

SECOND: That pursuant to Sections 141 and 242 of the Delaware General Corporation Law, the Board of Directors of this Corporation has duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 14, 1998, as amended by that Certificate of Amendment dated March 1, 1999, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders.

THIRD: That pursuant to Section 242 of the Delaware General Corporation Law, the changes to be effected by this Amendment to the Fifth Amended and Restated Certificate of Incorporation have been duly approved by the holders of the requisite number of shares of this Corporation.

FOURTH: That pursuant to Section 242 and 245 of the Delaware General Corporation Law, this Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation amends the Fifth Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article IV, Section A shall be amended and restated as follows:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is two hundred eleven million four hundred forty-five thousand one hundred eighty-seven (211,445,187). The number of shares of Preferred Stock authorized to be issued is eleven million four hundred forty-five thousand one hundred eighty-seven

(11,445,187), par value $0.001 per share. The number of shares of Common Stock authorized to be issued is two hundred million (200,000,000), par value $0.001 per share.”

IN WITNESS WHEREOF, this Second Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation has been signed this 22nd day of July, 1999.

AUTOBYTEL.COM INC.

By:	/s/ Mark W. Lorimer
Name:	Mark W. Lorimer
Title:	President and CEO

ATTEST:

By:	/s/ Ariel Amir
Name:	Ariel Amir
Title:	Secretary

THIRD CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOBYTEL.COM INC.

A DELAWARE CORPORATION

Autobytel.com inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies under penalty of perjury under the laws of the State of Delaware as follows:

FIRST: That this Corporation was originally incorporated on May 17, 1996 under the name of Auto-By-Tel Corporation, pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

SECOND: That pursuant to Section 242 of the Delaware General Corporation Law, this Third Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation amends the Fifth Amended and Restated Certificate of Incorporation of the Corporation as follows:

“Article I.

The name of the corporation is Autobytel Inc. (the “Corporation”).”

THIRD: That pursuant to Section 242 of the Delaware General Corporation Law, the foregoing amendment of the Fifth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FOURTH: That pursuant to Section 242 of the Delaware General Corporation Law, the foregoing amendment of the Fifth Amended and Restated Certificate of Incorporation has been duly approved by the holders of the requisite number of shares of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation to be signed by Mark W. Lorimer, its President and CEO, and Ariel Amir, its Secretary, this 14th day of August, 2001.

By:	/s/ Mark W. Lorimer
Mark W. Lorimer
President and CEO

By:	/s/ Ariel Amir
Ariel Amir
Secretary

AMENDED CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Autobytel Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies under the laws of the State of Delaware as follows:

FIRST: No shares of Series A Junior Participating Preferred Stock have been issued.

SECOND: On April 23, 2009, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware and the authority conferred upon the Board of Directors of the Company (the “Board of Directors”) by Article IV of the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended, the Board of Directors duly and validly adopted the following resolution setting forth the Company’s Amended Certificate of Designation of Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend in its entirety the certificate of designation for the Series A Junior Participating Preferred Stock, $.001 par value per share as follows:

Section 1. Designation and Amount. Two million (2,000,000) shares of Preferred Stock, $0.001 par value, are designated “Series A Junior Participating Preferred Stock” with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the “Junior Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of

Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of (a) $1.00 per share or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Certain Restrictions.

(A) Whatever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amount to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

Section 4. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 6. Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

Section 8. Rank. The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company’s Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this Amended Certificate of Designation as of April 24, 2009.

/s/ Glenn E. Fuller
Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary